                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Capstead Mortgage Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 CAPSTEAD LOGO
                         8401 North Central Expressway
                                   Suite 800
                            Dallas, Texas 75225-4410

                                 March 6, 2000

To the Stockholders of Capstead Mortgage Corporation:

     The annual meeting of the stockholders of Capstead Mortgage Corporation will be held at 9:00 a.m., Dallas time, on April 20, 2000, at 8401 North Central Expressway, Suite 800, Dallas, Texas. A notice of the annual meeting, proxy and proxy statement containing information about the matters to be acted on at the annual meeting are enclosed. The purposes of the annual meeting are to (i) elect seven directors to the board of directors and (ii) approve an amendment to Capstead's charter to effect a one-for-two reverse split of our common stock.

     On December 9, 1999, Fortress Investment Corp., an affiliate of Fortress Investment Group LLC, made a $51,200,000 investment in Capstead through the purchase of 5,378,000 shares of our newly-created Series C Cumulative Convertible Preferred Stock and 5,378,000 shares of our newly-created Series D Cumulative Convertible Preferred Stock. In connection with the sale of these new shares of preferred stock to Fortress, our board of directors (i) increased its size from six to eight members, (ii) elected Wesley R. Edens, the chairman and chief executive officer of Fortress, and Robert I. Kauffman, the president of Fortress, to serve as directors and (iii) agreed to submit to our stockholders at the annual meeting the election of Messrs. Edens and Kauffman and Paul M. Low, Ronn K. Lytle, Michael G. O'Neil, Howard Rubin and Mark S. Whiting. Messrs. Rubin and Whiting were recommended to the nominating committee of our board of directors by Messrs. Edens and Kauffman. Mr. O'Neil was recommended to the nominating committee of our board of directors by Mr. Lytle, our current Chairman and Chief Executive Officer, and Mr. Low, a current director. If elected, Messrs. O'Neil, Rubin and Whiting will be independent directors.

     The nominees for director have informed us that, if elected, they intend to
(i) appoint Mr. Edens to the positions of Chairman and Chief Executive Officer of Capstead and (ii) appoint Mr. Lytle to the position of Vice Chairman of Capstead. Upon the election of the new board and Mr. Edens' becoming the Chairman and Chief Executive Officer of Capstead, Fortress will be in a position to influence significantly our future business policies, investment strategy and operations.

     Each of Messrs. Edens, Kauffman, Rubin and Whiting must receive the vote of a majority of the voting shares cast in the election of directors or none of them will qualify to serve as a director. In that case, our directors who did not stand for re-election at the annual meeting, Bevis Longstreth, Harriet E. Miers, William R. Smith and John C. Tolleson, will remain on the board until their successors are duly elected and qualified. If this occurs, then Fortress and Capstead will each have the right to cause the repurchase by Capstead of the Series C shares and Series D shares at a 3% premium.

     The board of directors has also recommended amending our charter to effect a one-for-two reverse split of our common stock. The result of the reverse stock split would be that each holder of common stock would receive one share of new common stock for every two shares of common stock owned by that holder.

     The board has carefully considered and unanimously approved the December 9, 1999 Fortress transaction. Furthermore, the board has carefully considered the election of the nominated directors and the charter amendment effecting the reverse stock split and believes that these proposals are in the best interest of Capstead and our stockholders. The board recommends that our stockholders vote in favor of electing each of the nominees and approving the charter amendment effecting the reverse stock split.

     The attached proxy statement provides you with background information regarding the Fortress transaction and with detailed information about the nominees to the board and the charter amendment effecting the reverse stock split. We encourage you to read the entire document carefully. Regardless of whether you plan to be present at the annual meeting, we urge you, upon finishing your review of the proxy statement, to promptly date, mark, sign and mail the enclosed proxy card in the envelope provided, or to submit your vote by such other methods as described in the proxy statement. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE SIZE OF YOUR HOLDINGS.

                                            Sincerely,

                                            Ronn K. Lytle
                                            Chairman and Chief Executive Officer

                                 CAPSTEAD LOGO
                         8401 North Central Expressway
                                   Suite 800
                            Dallas, Texas 75225-4410

     ----------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 2000

     ----------------------------------------------------------------------

     The annual meeting of stockholders of Capstead Mortgage Corporation, a Maryland corporation, will be held at 9:00 a.m., Dallas time, on April 20, 2000, at 8401 North Central Expressway, Suite 800 Dallas, Texas, for the following purposes:

     1. To elect Wesley R. Edens, Robert I. Kauffman, Paul M. Low, Ronn K. Lytle, Michael G. O'Neil, Howard Rubin and Mark S. Whiting to the board of directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

     2. To approve an amendment to Capstead's charter to effect a one-for-two reverse split of Capstead's common stock.

     3. To transact any other business that may properly come before the meeting or any adjournment thereof.

     We have fixed the close of business on February 25, 2000 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSALS DESCRIBED ABOVE.

     The election of each nominee to the board of directors requires the affirmative vote of a plurality of the shares of common stock, Series C Cumulative Convertible Preferred Stock and Series D Cumulative Convertible Preferred Stock cast at the annual meeting, voting together as one class. In addition, each of Messrs. Edens, Kauffman, Rubin and Whiting must receive the vote of a majority of the voting shares cast in the election of directors or none of them will qualify to serve as a director.

     The approval of the reverse stock split proposal described above requires the affirmative vote of a majority of the issued and outstanding shares of common stock, Series C Cumulative Convertible Preferred Stock and Series D Cumulative Convertible Preferred Stock, voting together as one class.

Jill Reed
Secretary

                                 CAPSTEAD LOGO
                         8401 North Central Expressway
                                   Suite 800
                            Dallas, Texas 75225-4410

                           --------------------------

                                PROXY STATEMENT

                           -------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 2000

     This proxy statement, together with the enclosed proxy, is solicited by and on behalf of the board of directors of Capstead Mortgage Corporation. The board of directors is requesting that you allow your shares to be represented and voted at the annual meeting by the proxies named on the enclosed proxy card. "We," "our," "us," and "Capstead" each refers to Capstead Mortgage Corporation. This proxy statement is first being sent to stockholders on or about March 6, 2000.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:  WHAT PROPOSALS WILL I BE VOTING ON AT THE ANNUAL MEETING?

A:  You will be voting on the following proposals:

    1. The election of Wesley R. Edens, Robert I. Kauffman, Paul M. Low, Ronn K. Lytle, Michael G. O'Neil, Howard Rubin and Mark S. Whiting to the board of directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Each of the Fortress nominees, Messrs. Edens, Kauffman, Rubin and Whiting, must receive the vote of a majority of the voting shares cast in the election of directors or none of them will qualify to serve as a director.

    2. The approval of an amendment to our charter to effect a one-for-two reverse split of our Common shares.

Q:  HOW HAVE THE NOMINEES BEEN SELECTED?

A: In conjunction with Fortress' purchase of the Series C shares and Series D shares, Fortress and Capstead entered into a Supplemental Agreement. The Supplemental Agreement contemplates that seven directors will be nominated for election at the annual meeting, as follows:

      - two nominees, Messrs. Edens and Kauffman, are officers and directors of Fortress and were elected to the board of directors in December 1999 in connection with the purchase by Fortress of the Series C shares and Series D shares;

      - two nominees, Messrs. Rubin and Whiting, were recommended to the nominating committee by Messrs. Edens and Kauffman;

      - two nominees, Mr. Lytle, our current Chairman and Chief Executive Officer, and Mr. Low, a current director, are continuing directors from before the Fortress investment was made; and

      - one nominee, Mr. O'Neil, was recommended to the nominating committee by Messrs. Lytle and Low.

    If elected, Messrs. O'Neil, Rubin and Whiting will be independent directors.

Q:  WHAT WILL HAPPEN IF THE FORTRESS NOMINEES ARE ELECTED AT THE ANNUAL MEETING?

A:  The Supplemental Agreement contemplates that:

    Mr. Edens, Fortress' chairman and chief executive officer, will become Chairman and Chief Executive Officer of Capstead and Mr. Lytle will become Vice Chairman of Capstead.

    If all four of the Fortress nominees are elected by the stockholders and Mr. Edens becomes our Chairman and Chief Executive Officer, Fortress will be in a position to influence significantly our future business policies, investment strategy and operations. In addition, if such nominees are elected, Mr. Lytle has rights under his employment agreement which will be triggered if certain other events occur, as described in "Election of Directors -- Lytle Employment Agreement."

    The Supplemental Agreement also provides that if all four of the Fortress nominees are elected to the board, Fortress will, on or before six months from the date of the annual meeting, acquire at least 5,000,000 Common shares through, at Fortress' option, open market purchases, conversion of a portion of its Series C shares or Series D shares, or any combination thereof.

Q:  HOW WILL I BENEFIT FROM THE ELECTION OF THE FORTRESS NOMINEES?

A: We believe that by teaming with Fortress, we have a better opportunity to enhance stockholder value. The combination of our strong organizational infrastructure and experience in the residential mortgage finance industry with Fortress' experience in other facets of real estate investing will enhance our ability to succeed over the long term. We believe that Fortress' considerable ownership interest in us, including its contemplated ownership of both Common shares and Series C and Series D shares, strongly aligns Fortress' interests with the interests of our other stockholders in seeking to enhance stockholder value.

Q: WILL CAPSTEAD'S INVESTMENT STRATEGY CHANGE IF THE FORTRESS NOMINEES ARE ELECTED?

A: Our current strategy of managing a portfolio of residential mortgage assets to achieve a reasonable investment return has proven very difficult in today's environment. We are currently considering modifying our investment strategy to replace a portion of our existing mortgage investments with a diversified portfolio of credit-sensitive commercial and residential mortgage-backed securities, most of which are expected to be "investment grade" at the time of purchase as determined by national rating agencies. These credit-sensitive securities generally earn higher yields than those we typically earn on our existing mortgage assets, due largely to a higher risk of default by the underlying borrowers and, to a lesser extent, reduced liquidity. These types of investments may allow for the reduction of interest rate risk through the use of longer-term financing that more closely matches the interest rate adjustment features and expected life of these investments. As a result, we anticipate that we may be able to improve our earnings prospects and provide more stability during periods of interest rate volatility. Fortress has advised us that its objective in investing in Capstead and taking an active role in our management is to enhance stockholder value by modifying our investment strategy in such manner. This modification of our investment strategy could necessitate a repositioning of our existing portfolio of mortgage securities, which would result in the recognition in operating results of a portion of the losses currently reflected in our balance sheet.

    Consistent with this proposed modification of our investment strategy, in mid-December 1999 we acquired $59 million of investment grade commercial mortgage-backed securities, commonly referred to as CMBS, from a third party not affiliated with Fortress. Each security has an expected life of less than 3 years and an interest rate that adjusts monthly based on a spread over 30-day LIBOR. These securities have been financed with obligations that have similar interest rate adjustment features and maturities, resulting in a net investment of $10 million. There can be no assurance as to what extent beyond this initial CMBS purchase this proposed strategy will be implemented, and if implemented, whether or not it will be successful.

Q: WHAT WILL HAPPEN IF THE STOCKHOLDERS DO NOT ELECT ALL FOUR OF THE FORTRESS NOMINEES TO THE BOARD?

A: If any of the four of the Fortress nominees are not elected to the board by our stockholders, then:

      - None of the Fortress nominees will qualify to serve as a director;

      - Fortress and Capstead will each have the right to cause the repurchase by Capstead from Fortress of all, but not less than all, of the Series C shares and Series D shares, for a price equal to 103% of the amount which Fortress originally paid for the shares, plus all accrued and unpaid dividends on such shares; and

      - Our directors who did not stand for re-election at the annual meeting, Bevis Longstreth, Harriet E. Miers, William R. Smith and John C. Tolleson, will remain on the board until their successors are duly elected and qualified.

Q:  WHY IS CAPSTEAD PROPOSING A REVERSE STOCK SPLIT? HOW WILL IT AFFECT ME?

A: On January 31, 2000, the last reported sales price for our Common shares as reported on the New York Stock Exchange Composite Tape was $4.00 per share. We believe that the per share price of our Common shares has affected their marketability and increased the amount and percentage of transaction costs paid by individual stockholders. Specifically, we believe that the anticipated resulting price level of our Common shares from a one-for-two reverse stock split will encourage greater interest in our Common shares by the financial community and the investing public. In addition, the structure of many trading commissions also tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission payable on the sale of lower priced stock often can represent a higher percentage of the sales price than the commission on relatively higher-priced stock.

Q: WHAT WILL HAPPEN IF THE STOCKHOLDERS DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL?

A: If the reverse stock split proposal is not approved, there will be no change in the number of outstanding Common shares or in the number of Common shares held by each stockholder.

Q:  WHEN AND WHERE IS THE ANNUAL MEETING?

A: The annual meeting will take place on April 20, 2000, at 8401 North Central Expressway, Suite 800, Dallas, Texas, at 9:00 a.m., Dallas time.

Q:  WHAT DO I NEED TO DO NOW?

A: Depending on how your shares are held, either mail or fax your signed proxy card as instructed in the accompanying materials as soon as possible so that your shares may be represented and voted at the annual meeting or authorize the proxies to vote your shares using the telephone or the Internet connections to Norwest Bank Minnesota, N.A., our transfer agent and proxy tabulator. Alternatively, if you hold your shares in your own name as a holder of record, you may attend the annual meeting to vote your shares in person.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
FORWARD-LOOKING STATEMENTS..................................    5
GENERAL INFORMATION ABOUT VOTING............................    5
  Who Can Vote..............................................    5
  Voting by Proxy...........................................    5
  How You May Revoke Your Proxy Instructions................    6
  How Votes Are Counted.....................................    6
  Costs of this Proxy Solicitation..........................    7
ELECTION OF DIRECTORS.......................................    8
  Nominees..................................................    8
  Effect of Election of Directors...........................    9
  Overview of Capstead's Transactions with Fortress.........   10
     Description of the Series C Shares and Series D
      Shares................................................   11
     Supplemental Agreement.................................   12
          Fortress Put/Capstead Call Rights.................   12
          Change in Control Put.............................   13
          Acquisition of Common Shares......................   13
  Description of Fortress...................................   13
  Interest of Fortress in the Election of Directors.........   14
  Proposed Modification of Capstead's Investment Strategy...   14
  Risks Associated With Modification of Capstead's
     Investment Strategy....................................   14
  Lytle Employment Agreement................................   15
  Vote Required for Election................................   16
REVERSE STOCK SPLIT PROPOSAL................................   17
  General...................................................   17
  Reasons for the Reverse Stock Split Proposal..............   17
  Effect of the Reverse Stock Split.........................   17
  Procedure for Effecting Reverse Stock Split and Exchange
     of Stock Certificates..................................   18
  Federal Income Tax Consequences...........................   18
  Vote Required For Approval................................   19
MANAGEMENT..................................................   19
  Current Management........................................   19
  Board of Directors........................................   20
  Committees of the Board of Directors......................   21
     Audit Committee........................................   21
     Compensation Committee.................................   21
     Executive Committee....................................   21
     Nominating Committee...................................   21
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....   22
  Executive Compensation Program Philosophy.................   22
  1999 Compensation for the Chief Executive Officer.........   23
  Deductibility of Executive Compensation...................   24
  Conclusion................................................   24
PERFORMANCE GRAPH...........................................   25
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................   26
  Section 16(a) Beneficial Ownership Reporting Compliance...   27
EXECUTIVE COMPENSATION......................................   28
  Option Grants.............................................   28
  Option Exercises and Fiscal Year End Option Values........   29
  Employment Agreement......................................   29
SEVERANCE AGREEMENTS........................................   29
STOCKHOLDER PROPOSALS.......................................   30
INDEPENDENT AUDITORS........................................   30
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................   30

                           FORWARD-LOOKING STATEMENTS

     This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Our actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of our investments and unforeseen factors. These factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE

     Holders of record of Common shares as of February 25, 2000 are entitled to vote their Common shares at the annual meeting. At the close of business on January 31, 2000, a total of 45,719,023 Common shares were outstanding and entitled to vote. Each Common share has one vote. If you are a holder of Common shares, the enclosed proxy card shows the number of Common shares that you are entitled to vote.

     As of January 31, 2000, Fortress was the holder of record of all of the outstanding Series C shares and Series D shares. At the close of business on January 31, 2000, a total of 5,378,000 Series C shares and 5,378,000 Series D shares were outstanding and entitled to vote, representing approximately 19.0% of the shares entitled to vote. Each Series C share and Series D share has one vote, and the Series C shares and Series D shares are entitled to vote together with the Common shares as one class.

     The affirmative vote of a plurality of the Common shares, Series C shares and Series D shares, voting together as one class, cast at the annual meeting is required to elect each nominee to the board of directors. In addition, each of the four Fortress nominees must receive the vote of a majority of the voting shares cast in the election of directors or none of them will qualify to serve as director. Fortress has informed us that it intends to vote FOR each nominee to the board of directors.

     The affirmative vote of a majority of the issued and outstanding Common shares, Series C shares and Series D shares, voting together as one class, is required to approve the reverse stock split proposal. Fortress has informed us that it intends to vote FOR the reverse stock split proposal.

     Under Maryland law, a plurality of the votes cast is sufficient for the election of directors; however, our board of directors has determined (with the agreement of Fortress) that each of the four Fortress nominees must receive the vote of a majority of the voting shares cast in the election of directors or none of them will qualify to serve as director. As a practical matter, unless there are competing nominees, the plurality vote required by Maryland law will be the same as this majority vote. In the event that the four Fortress nominees do not receive a majority vote, the remaining incumbent directors who did not stand for re-election will continue to serve as directors until their successors are elected and qualify. Under Maryland law, these directors would be deemed to be holding over, with the effect that successors could be elected by a plurality vote and without stockholder action to remove these directors.

VOTING BY PROXY

     If you hold your Common shares in your own name as a holder of record, you may instruct the proxies to vote your Common shares through any of the following methods:

     - sign, date and mail the proxy card in the postage-paid envelope that we have provided;

     - sign, date and fax the proxy card to Norwest at 651-451-4026;

     - using a touch-tone telephone, call Norwest at 1-800-240-6326 and follow the prompts to enter a company number and a control number, both of which are found on your proxy card, to authorize the proxies to vote your Common shares; or

     - using the Internet, as prompted by the menu found at http:/www.eproxy.com/cmo/, enter a company number and control number, both of which are found on your proxy card, to gain access to the voting site maintained by Norwest to authorize the proxies to vote your Common shares.

     Faxed proxy cards will be accepted until 5:00 p.m., Dallas time, on April 19, 2000. Of course, you can always come to the annual meeting and vote your Common shares in person.

     Our counsel has advised us that these four voting methods are permitted under the corporate law of Maryland, the state in which Capstead is incorporated.

     Fortress, as the holder of record of all of the outstanding Series C shares and Series D shares, may vote the Series C shares and Series D shares through any of the methods described above.

     The proxies will vote each stockholder's shares in accordance with the instructions provided by such stockholder on the proxy card.

     If your Common shares are held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your Common shares voted at the annual meeting.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS

     If you hold Common shares in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

     - notify our Secretary in writing before your Common shares have been voted at the annual meeting;

     - sign, date and mail a new proxy card to Norwest;

     - fax a new proxy card to Norwest at 651-451-4026

     - call Norwest at 1-800-240-6326 using a touch-tone telephone and follow the prompts described above;

     - log on to http:/www.eproxy.com/cmo/ on the Internet and follow the prompts described above; or

     - attend the annual meeting and vote your Common shares in person.

     Fortress, as the holder of record of all of the outstanding Series C shares and Series D shares, may revoke its proxy instructions by taking any of the actions described above.

     If Common shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

HOW VOTES ARE COUNTED

     The annual meeting will be held if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the annual meeting. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on one or both of the proposals. If a quorum is not present, the annual meeting may be adjourned by the vote of a majority of the shares represented at the annual meeting until a quorum has been obtained. Abstentions will have no effect on the outcome in the election of the board of directors and will have the effect of a vote against the reverse stock split proposal.

     If a stockholder signs and returns a proxy card without giving specific voting instructions, such stockholder's shares will be voted FOR the nominees to the board of directors and FOR the reverse stock split proposal.

     Broker non-votes occur when a broker, bank or other nominee holding Common shares in street name votes the Common shares on some matters but not others. We will treat broker non-votes as (i) Common shares that are present and entitled to vote for quorum purposes, (ii) votes not cast in the election of directors; and (iii) having the effect of a vote AGAINST the reverse stock split proposal.

COSTS OF THIS PROXY SOLICITATION

     The enclosed proxy is solicited by the board of directors. The expense of soliciting proxies for the annual meeting, including the cost of mailing, will be borne by Capstead. In addition to solicitation by mail, our officers may solicit proxies from stockholders by telephone, facsimile or personal interview. Such persons will receive no compensation for such services. We also intend to request persons holding Common shares in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will also use the proxy solicitation services of Corporate Investor Communications, Inc. For such services, we will pay a fee that is not expected to exceed $5,000 plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS

NOMINEES

     Wesley R. Edens, Robert I. Kauffman, Paul M. Low, Ronn K. Lytle, Michael G. O'Neil, Howard Rubin and Mark S. Whiting are nominated for election to the board of directors at the annual meeting to serve until the next annual meeting of the stockholders and until their respective successors have been elected and qualified. If for any reason any of such nominees is not available for election, the proxies will be voted in favor of the remaining named nominee and may be voted for a substitute nominee in place of one who is not available. We, however, have no reason to expect that any of the nominees will be unavailable for election.

     The following information has been furnished to us by the nominees for director:

WESLEY R. EDENS                                   Mr. Edens has been the chairman and chief executive officer
  Chairman of the Board and                       of Fortress Investment Corp. since its formation in April
  Chief Executive Officer,                        1998, has been the chief executive officer of Fortress
  Fortress Investment Corp. and Impac             Investment Group LLC since its formation in April 1998 and
  Commercial Holdings, Inc.                       has been the chairman and chief executive officer of Impac
  Chief Executive Officer,                        Commercial Holdings, Inc., a commercial mortgage real
  Fortress Investment Group LLC                   estate investment trust, since May 1999. Previously, Mr.
                                                  Edens was head of the Global Principal Finance group at
                                                  Union Bank of Switzerland, as well as a managing director
                                                  of UBS between May 1997 and May 1998. Prior to joining UBS,
                                                  Mr. Edens was a partner and managing director of BlackRock
                                                  Financial Management, Inc., a fixed-income money manager,
                                                  and the chief operating officer of BlackRock Asset
                                                  Investors, a real estate investment fund from October 1993
  Director since December 1999                    to May 1997. In addition, Mr. Edens was formerly a partner
  Age 38                                          and managing director of Lehman Brothers, an investment
                                                  banking firm.

ROBERT I. KAUFFMAN                                Mr. Kauffman has been the president of Fortress Investment
  President,                                      Group LLC and Fortress Investment Corp. and a member of the
  Fortress Investment Corp.,                      board of directors of Fortress Investment Corp. since their
  Fortress Investment Group LLC and               formation in April 1998 and has been the president and a
  Impac Commercial Holdings, Inc.                 director of Impac Commercial Holdings, Inc. since May 1999.
                                                  Previously, Mr. Kauffman was the head of the acquisitions
                                                  and risk management department of the Global Principal
                                                  Finance group at Union Bank of Switzerland, as well as a
                                                  managing director at UBS between May 1997 and May 1998.
                                                  Prior to joining UBS, Mr. Kauffman was a principal of
                                                  BlackRock Financial Management, Inc. and a managing
                                                  director of BlackRock Asset Investors from April 1994 to
                                                  May 1997. Prior to joining BlackRock, Mr. Kauffman was an
  Director since December 1999                    executive director of Lehman Brothers International, an
  Age 36                                          investment banking firm.

PAUL M. LOW                                       Mr. Low has been Chief Executive Officer of Laureate Inc.,
  Chief Executive Officer,                        a privately-held software company, since March 1997. He was
  Laureate Inc.                                   the founder of and was Chairman of the Board of New America
                                                  Financial L.P., a mortgage banking firm, from January 1992
  Chairman: Executive and Nominating Committees   to September 1994, when he retired. He was President of
                                                  Lomas Mortgage USA, a mortgage banking firm, from July 1987 to his retirement in December 1990, serving in various
                                                  executive positions with Lomas Mortgage USA for more than
  Director since November 1990;                   five years prior to 1987. Mr. Low served as Senior
  and April 1985 to March 1990                    Executive Vice President of Capstead from April 1985 to
  Age 69                                          January 1988.

RONN K. LYTLE                                     Mr. Lytle has been Chairman and Chief Executive Officer of
  Chairman of the Board,                          Capstead since August 1992 and President and Chief
  Chief Executive Officer, and President          Operating Officer since January 1989. Prior thereto, he
  Capstead Mortgage Corporation                   served in various positions with Capstead since December
                                                  1985. Mr. Lytle also served as a director, Chairman and
  Member: Executive and Nominating Committees     Chief Executive Officer of Tyler Cabot Mortgage Securities
                                                  Fund, Inc. from March 1992 until its merger into Capstead
                                                  in December 1992; and, prior thereto, from Tyler Cabot's
  Director since 1988                             organization in August 1988 until March 1992, as a
  Age 59                                          director, President and Chief Operating Officer.

MICHAEL G. O'NEIL                                 Mr. O'Neil has been recommended to the nominating committee
  Director, Corporate and Institutional           by Messrs. Lytle and Low for election to the Capstead board
  Client Group, Merrill Lynch, Pierce, Fenner &   of directors as an independent director. Mr. O'Neil is a
  Smith Incorporated                              director in the Corporate and Institutional Client Group at
                                                  Merrill Lynch, Pierce, Fenner & Smith Incorporated, an
                                                  investment banking firm. Mr. O'Neil has been with Merrill
  Age 57                                          Lynch since 1972.

HOWARD RUBIN                                      Mr. Rubin has been recommended to the nominating committee
  Private Investments                             by Messrs. Edens and Kauffman for election to the Capstead board of directors as an independent director. Until his
                                                  retirement in September 1999, Mr. Rubin was a senior
                                                  managing director at Bear, Stearns & Co., Inc., an
  Age 44                                          investment banking firm, for more than 5 years.

MARK S. WHITING                                   Mr. Whiting has been recommended to the nominating
  Managing Partner,                               committee by Messrs. Edens and Kauffman for election to the
  Drawbridge Partners, LLC                        Capstead board of directors as an independent director. Mr.
                                                  Whiting has been the managing partner of Drawbridge
                                                  Partners, LLC, a real estate investment firm, since
                                                  September 1998. Mr. Whiting served as chief executive
                                                  officer and a director of TriNet Corporate Realty Trust,
                                                  Inc., a commercial REIT, from May 1996 through September
                                                  1998. From May 1993 to May 1996, Mr. Whiting served as
  Age 43                                          president and a director of TriNet.

EFFECT OF ELECTION OF DIRECTORS

     If all four of the Fortress nominees are elected by our stockholders, the Supplemental Agreement contemplates that the following events will then occur:

     - Mr. Edens will be appointed to the positions of Chairman and Chief Executive Officer of Capstead; and

     - Mr. Lytle will be appointed to the position of Vice Chairman of Capstead (see also "-- Lytle Employment Agreement" below).

     If all four of the Fortress nominees are elected by the stockholders and such contemplated events occur, Fortress will be in a position to influence significantly our future business policies and operations, and we will likely modify our investment strategy. See "-- Proposed Modification of Capstead's Investment Strategy" below.

     The Supplemental Agreement also provides that if all four of the Fortress nominees are elected to the board, Fortress will, on or before six months from the date of the annual meeting, acquire at least 5,000,000

Common shares through, at Fortress' option, open market purchases, conversion of a portion of its Series C shares or Series D shares, or any combination thereof.

     Mr. Lytle has rights under his employment agreement which will be triggered in the event that all four Fortress nominees are elected and certain other events occur, as discussed under "-- Lytle Employment Agreement" below.

     If any of the four Fortress nominees are not elected at the annual meeting by a majority of the votes cast, the following events will occur:

     - none of such nominees will qualify to serve as a director;

     - Ms. Miers and Messrs. Longstreth, Smith and Tolleson will continue as directors; and

     - Fortress will have the right to cause us, and we will have the right, to repurchase the Series C shares and the Series D shares from Fortress at a 3% premium.

     Fortress will also have the right to cause us to repurchase the Series C shares and Series D shares if Mr. Edens is not appointed Chairman and Chief Executive Officer of Capstead and Mr. Lytle is not appointed Vice Chairman of Capstead, notwithstanding the election of all four of the Fortress nominees. In addition, the Fortress nominees have informed us that, if elected, they will resign as directors if Mr. Edens is not appointed Chairman and Chief Executive Officer of Capstead or if Fortress exercises its right to cause us to repurchase the Series C shares and Series D shares at a premium. If Fortress or Capstead exercises the repurchase right described above, Fortress will have no obligation to acquire additional Common shares.

OVERVIEW OF CAPSTEAD'S TRANSACTIONS WITH FORTRESS

     Declining long-term interest rates throughout much of 1998 contributed to substantial liquidity issues for the mortgage finance industry. In response to these market conditions, we reduced our mortgage asset holdings and sold our mortgage banking operations. As a result, we entered 1999 with substantial liquidity but diminished earnings capacity. Our business currently consists primarily of managing a leveraged portfolio of single-family residential mortgage-backed securities issued by governmental-sponsored entities, either Fannie Mae, Freddie Mac or Ginnie Mae, commonly referred to as agency securities.

     Throughout 1999, the board of directors and our management continued to evaluate a number of opportunities to acquire or make strategic investments in a variety of real estate-related investments and entities. In the spring of 1999, the board of directors reviewed the performance of other REITs and speciality real estate finance companies, including the investment strategies being implemented by these companies and their performance during and after the adverse market conditions experienced in 1998. In addition to the strategies being pursued by these companies, the board and our management considered other alternative business strategies, including variations from traditional mortgage REIT business plans. In connection with the analysis of the long-term impact on stockholder value of these strategies, the board also considered the option of liquidating our assets. Finally, the board reviewed the advantages and disadvantages of maintaining our current strategy of investing primarily in agency securities.

     In late 1998, Mr. Lytle was approached by Mr. Edens concerning the possibility of a potential transaction between Fortress and Capstead, and they had additional discussions on this subject during 1999. In the fall of 1999, Mr. Edens presented a formal proposal to Mr. Lytle for an equity investment in Capstead by Fortress. Mr. Lytle presented this proposal, together with other potential business opportunities and alternatives, to the board of directors in September 1999. The board, after discussing the merits of these potential opportunities and alternatives, asked Mr. Lytle to pursue further discussions with Fortress. As discussions between Capstead and Fortress progressed, the board engaged PaineWebber Incorporated, an investment banking firm, on November 19, 1999 to render a fairness opinion in connection with the potential investment by Fortress in Capstead. At a meeting of the board on November 30, 1999 held to evaluate the proposed transaction with Fortress, representatives of Fortress presented a definitive proposal regarding an equity investment by Fortress in Capstead, and PaineWebber presented a financial analysis of the potential investment by Fortress in Capstead.

     During Fortress' presentation, representatives of Fortress discussed their industry experience with members of the board, and also presented their proposed modifications to our investment strategy. The board of directors gave weight to the experience of Fortress and its representatives and their ability to produce good returns in the past. The board of directors also looked with favor upon Fortress' ability to implement the proposed investment strategy and deemed it to be in the best interest of Capstead's stockholders to pursue such strategy. After considering the presentation of Fortress, the financial analysis presented by PaineWebber and other relevant factors, the board of directors determined that the proposed transaction with Fortress was superior to liquidation and the other potential opportunities and alternatives which had been previously presented to the board. Accordingly, the board of directors authorized Mr. Lytle to execute definitive documents and consummate the proposed transaction with Fortress.

     On December 9, 1999, the date on which definitive documents were executed, PaineWebber delivered its opinion to the effect that, as of such date and based upon and subject to the assumptions described in such opinion, the proposed investment in Capstead by Fortress, taken as a whole, was fair to Capstead from a financial point of view. A copy of PaineWebber's fairness opinion is included as Annex A.

     Upon execution of the definitive documents, we issued and sold to Fortress 5,378,000 Series C shares for an aggregate purchase price of $25,600,000 and 5,378,000 Series D shares for an aggregate purchase price of $25,600,000. The Series C and Series D shares were issued for a cash purchase price of $4.76 per share. In connection with this issuance, we entered into the Supplemental Agreement and a registration rights agreement with Fortress. Concurrently with this transaction, the following actions previously authorized by the board of directors took effect:

     - the number of directors comprising the board increased from six to eight; and

     - Messrs. Edens and Kauffman were elected to fill the vacancies created by the increase in the size of the board of directors.

     On January 21, 2000, Fortress Investment Corp. assigned the Series C shares and Series D shares and its rights and obligations associated therewith to Fortress Cap LLC, an affiliate of Fortress Investment Corp.

DESCRIPTION OF THE SERIES C SHARES AND SERIES D SHARES

     The holders of Series C shares and Series D shares, respectively, are entitled to receive cumulative preferential cash dividends at the annual rate of $0.56 per share and $0.40 per share, payable quarterly. The Series C shares and Series D shares rank prior to the Common shares, and on a parity with our $1.60 Cumulative Convertible Preferred Stock, Series A and $1.26 Cumulative Convertible Preferred Stock, Series B, with respect to the payment of dividends. The Series C shares and Series D shares were issued to yield approximately 11.76 percent and 8.40 percent, respectively. As long as these shares are not converted to Common shares and remain outstanding and if Capstead's return on its equity does not exceed these yields, the issuance of these shares will reduce earnings per Common share. In addition, although Fortress paid a 29% premium over the December 9, 1999 closing price of the Common shares ($3 11/16), the $4.76 per share issue price represented a 27% discount to our book value at the time of such issuance, which resulted in a decline in our book value of $0.35 per Common share (including transaction costs and anticipated costs associated with Mr. Lytle's employment agreement). However, taken together with the purchase of approximately 11,137,000 Common shares in our issuer tender offer completed in January 2000, our book value declined by only $0.04 per Common share.

     The Series C shares and Series D shares rank prior to the Common shares upon liquidation, so that in the event of our liquidation, dissolution or winding up, the holders of Series C shares and Series D shares, respectively, would be entitled to receive, before any distribution is made to holders of Common shares, an amount equal to $6.89 and $4.76 per share, plus all accumulated and unpaid dividends. The Series C shares and Series D shares rank on a parity with the Series A shares and Series B shares upon liquidation. The holders of Series C shares and Series D shares are entitled to vote together as a single group with the holders of Common shares on all matters submitted to the holders of Common shares. Each Series C share and Series D share entitles its holder to one vote for each Common share into which such Series C share or

Series D share is convertible prior to the time of such vote. The holders of Series C shares and Series D shares, each voting separately as a class, must also approve the creation of any stock senior to such series and certain other actions that would impair such series' priority.

     The Series C shares and Series D shares are convertible at any time into fully paid and non-assessable Common shares, at the current conversion rate. All Series C shares outstanding on December 31, 2009 will automatically convert into fully paid and non-assessable Common shares and all Series D shares outstanding on December 31, 2005 will automatically convert into fully paid and non-assessable Common shares. The conversion rate for the Series C shares and Series D shares is one Common share for each Series C share or Series D share converted, such rate being subject to adjustment from time to time to prevent dilution. If the reverse stock split is approved, the conversion rate for the Series C shares and the Series D shares will be one-half of one Common share for each Series C share or Series D share converted. Series C shares are redeemable at our option at any time after December 9, 2004, in whole or in part, at a price of $6.56 per share plus all accumulated and unpaid dividends. Series D shares are redeemable at our option at any time after December 9, 2004, in whole or in part, at a price of $4.76 per share plus all accumulated and unpaid dividends.

     We also entered into a registration rights agreement with Fortress which provides that holders of Series C shares or Series D shares may, at any time after December 8, 2000, require that we effect, at our expense, up to two registrations under the Securities Act of 1933 of at least a majority of the Common shares into which Series C shares and Series D shares are convertible. In addition, if we propose to register any of our securities under the Securities Act of 1933, other than by a registration on Form S-4 or S-8 or any successor or similar forms, or certain other registrations, we will use our best efforts to effect the registration under the Securities Act of all Common shares into which Series C shares and Series D shares are convertible which we have been so requested to register by the holders of Series C shares and Series D shares.

SUPPLEMENTAL AGREEMENT

     In connection with our issuance and sale of the Series C shares and Series D shares, we entered into the Supplemental Agreement with Fortress. The following summarizes the material provisions of the Supplemental Agreement, as amended.

FORTRESS PUT/CAPSTEAD CALL RIGHTS

     Pursuant to the Supplemental Agreement, if any of the four Fortress nominees are not elected by the stockholders, then Fortress and Capstead will each have the right, at its option, to effect the repurchase by Capstead from Fortress of all, but not less than all, of the outstanding Series C shares and Series D shares, for a price equal to 103% of the amount which Fortress originally paid for those shares, plus all accrued and unpaid dividends on the shares to be purchased. Fortress will also have the right to cause this repurchase, even if all four of the Fortress nominees are elected, if any of the following occur:

     - the board has not adopted resolutions appointing Mr. Edens Chairman and Chief Executive Officer of Capstead and Mr. Lytle Vice Chairman of Capstead; or

     - during the period from December 9, 1999 through the date of the annual meeting, we fail to conduct our business, operations, activities and practices only in the ordinary course, in accordance with prudent practice and consistent with past practice established in 1999, other than actions taken at the request or with the approval of Fortress, or there is a direct or indirect change, occurrence or effect (other than as a result of changes in general conditions, including economic or political developments, applicable to the industry in which we operate) on our business, operations, properties, condition, assets, obligations or liabilities that reasonably could be expected to be materially adverse to us.

     These rights will expire 30 days after the annual meeting.

CHANGE IN CONTROL PUT

     The Supplemental Agreement provides that, if at any time after election of all four of the Fortress nominees at the annual meeting and prior to December 9, 2004, there is a change in control of Capstead, as defined in the Supplemental Agreement, then Fortress can cause us to repurchase all, but not less than all, of the Series C shares and Series D shares outstanding at that time. Such shares would be repurchased for the original per share purchase price of such Series C shares and Series D shares, plus all accrued and unpaid dividends.

ACQUISITION OF COMMON SHARES

     If all four of the Fortress nominees are elected by our stockholders, the Supplemental Agreement provides that Fortress or an affiliate of Fortress will, within the six-month period following the date of the annual meeting, acquire no less than 5,000,000 Common shares. These Common shares may be acquired, at Fortress' option, by open-market purchases of Common shares, conversion of some portion of the Series C shares or Series D shares, or any combination thereof. Any acquisition by Fortress or its affiliates of Common shares during the period from December 9, 1999 through the date of the annual meeting, which may not exceed 3,300,000 Common shares, will be considered part of the 5,000,000 Common shares described above.

     Fortress' obligation to purchase these Common shares will terminate if either Fortress or Capstead exercises its right under the Supplemental Agreement to cause the Series C shares and Series D shares to be repurchased from Fortress by Capstead.

DESCRIPTION OF FORTRESS

     Fortress Investment Group LLC is a real estate investment and management company with headquarters in New York City. Fortress was founded in April 1998 by a group of senior professionals led by Mr. Edens. Fortress and its affiliates manage approximately $800 million of private equity and invest primarily in undervalued real estate-related assets and companies, domestically and internationally. Fortress Investment Group is the external manager of Fortress Investment Corp.

     Fortress was formed to continue the highly successful private equity track record of its principals. Fortress' principals have over 60 years of collective structured finance, capital markets and real estate experience, and have worked together for approximately 12 years. In the past five years alone, the principals have directed the acquisition and management of approximately $11 billion of real estate-related assets in 85 transactions in North America and Europe. The principals have financed and monetized many of these investments through the issuance of over $9 billion (principal amount) of fixed income securities.

     The Fortress management team has experience investing in a variety of asset types across the credit spectrum. Investments have included:

     - purchases of distressed commercial and residential mortgage loans;

     - opportunistic financings;

     - assets acquired through bankruptcies and restructurings;

     - assets acquired through government privatizations; and

     - preferred equity investments in publicly traded real estate-related companies.

     Fortress and its affiliates currently have a team of over 50 professionals with structured finance, capital markets and real estate experience. For biographical information concerning Mr. Edens, Fortress' chairman and chief executive officer, and Mr. Kauffman, Fortress' president, see "Election of Directors -- Nominees" above.

INTEREST OF FORTRESS IN THE ELECTION OF DIRECTORS

     Messrs. Edens and Kauffman became directors of Capstead on December 9, 1999. Neither Mr. Edens nor Mr. Kauffman directly owns any of our securities. However, by reason of their status as directors and executive officers of Fortress, they may be deemed to be the beneficial owners of the Series C shares and Series D shares and any Common shares issuable upon conversion of the Series C shares and Series D shares. Mr. Edens and Mr. Kauffman, by reason of their status as directors of Capstead, directors and executive officers of Fortress, and beneficial owners of our securities, may have an interest in the outcome of the vote on the election of the Fortress nominees. We have been advised that each of Mr. Edens and Mr. Kauffman disclaims beneficial ownership of the Series C shares and Series D shares and any Common shares that may be from time to time owned directly or beneficially by Fortress.

PROPOSED MODIFICATION OF CAPSTEAD'S INVESTMENT STRATEGY

     Our current strategy of managing a portfolio of residential mortgage assets to achieve a reasonable investment return has proven very difficult in today's environment. Our earnings currently depend, in part, on the difference between the interest received on agency securities, and the interest paid on related short-term borrowings. Because agency securities are considered to have virtually no credit risk as a result of real or implied U.S. government guarantees, yields earned on such investments are relatively low compared to more credit-sensitive securities of equal maturity and, therefore, the resulting spread earned by us over our borrowing costs can be relatively modest and the opportunity to profitably finance these investments on other than a short-term basis is generally limited. As a consequence, our current strategy is relatively sensitive to changes in interest rates, which may result in earnings volatility and fluctuations in our book value per share as well as the market prices of our common and preferred stock.

     We are currently considering modifying our investment strategy to replace a portion of our existing mortgage investments with a diversified portfolio of credit-sensitive commercial and residential mortgage-backed securities, most of which are expected to be "investment grade" at the time of purchase as determined by national rating agencies.

     Credit-sensitive commercial and residential mortgage-backed securities generally earn higher yields than those we typically earn on our existing mortgage assets, due largely to a higher risk of default by the underlying borrowers and, to a lesser extent, reduced liquidity. These types of investments may allow for the reduction of interest rate risk through the use of longer-term financing that more closely matches the interest rate adjustment features and expected life of these investments. As a result, we anticipate that we may be able to improve our earnings prospects and provide more stability during periods of interest rate volatility. Fortress has advised us that its objective in investing in Capstead and taking an active role in our management is to enhance stockholder value by modifying our investment strategy in such manner. This modification of our investment strategy could necessitate a repositioning of our existing portfolio of mortgage securities, which would result in the recognition in operating results of a portion of the losses currently reflected in our balance sheet.

     Consistent with this proposed modification of our investment strategy, in mid-December 1999, with Fortress' consent, we acquired $59 million of investment grade commercial mortgage-backed securities, commonly referred to as CMBS, from a third party not affiliated with Fortress. Each security has an expected life of less than 3 years and an interest rate that adjusts monthly based on a spread over 30-day LIBOR. These securities have been financed with obligations that have similar interest rate adjustment features and maturities, resulting in a net investment of $10 million. There can be no assurance as to what extent beyond this initial CMBS purchase this proposed strategy will be implemented, and if implemented, whether or not it will be successful.

RISKS ASSOCIATED WITH MODIFICATION OF CAPSTEAD'S INVESTMENT STRATEGY

     CMBS are generally viewed as exposing an investor to greater risk of loss than residential mortgage-backed securities since such securities are typically secured by larger loans to fewer obligors than residential mortgage-backed securities. Commercial property values and net operating income are subject to volatility, and net operating income may be sufficient or insufficient to cover debt service on the related mortgage loan at any given time. The repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project and the ability of the applicable property to produce net operating income rather than upon the liquidation value of the underlying real estate. Even when the current net operating income is sufficient to cover debt service, there can be no assurance that this will continue to be the case in the future.

     Additionally, mortgaged commercial properties may not readily be convertible to alternative uses if such properties were to become unprofitable due to competition, age of the improvements, decreased demand, regulatory changes or other factors. The conversion of commercial properties to alternate uses generally requires substantial capital expenditures, which may or may not be available.

     The availability of credit for commercial mortgage loans will be significantly dependent upon economic conditions in the markets where such commercial mortgaged properties are located, as well as the willingness and ability of lenders to make such loans. The availability of funds in the credit markets fluctuates and there can be no assurance that the availability of such funds will increase above, or will not contract below, current levels. In addition, the availability of assets similar to the commercial mortgaged properties, and the competition for available credit, may affect the ability of potential purchasers to obtain financing for the acquisition of the commercial mortgaged properties.

     Credit-sensitive residential mortgage-backed securities differ from CMBS in several important ways, yet can still carry substantial credit risk. Residential mortgage securities typically are secured by smaller loans to more obligors than CMBS, thus spreading the risk of mortgagor default. However, most of the mortgages supporting these securities are made to homeowners that do not qualify for agency loan programs for reasons including loan size, financial condition, or work or credit history that may be indicative of higher risk of default than loans qualifying for such programs. In instances of default, we may be subject to loss if the proceeds from the sale of the underlying collateral, less related foreclosure costs, fall below the unpaid principal balance of the mortgage loan. This risk may be mitigated by various forms of credit enhancements including, but not limited to, primary mortgage insurance.

     Through the process of securitizing both commercial and residential mortgages, credit risk can be heightened or minimized. Senior classes in multi-class securitizations generally have first priority over cash flows from a pool of mortgages and, as a result, carry the least credit risk, highest investment ratings and the lowest yields. Typically a securitization will also have mezzanine classes and subordinated classes. Mezzanine classes will generally have somewhat lower credit ratings and may have average lives that are longer than the senior classes. Subordinate classes are junior in the right to receive cash flow from the underlying mortgages, thus providing credit enhancement to the senior and mezzanine classes. As a result, subordinated securities will have lower credit ratings because of the elevated risk of credit loss inherent in these securities.

     The availability of capital from external sources to finance investments in credit-sensitive CMBS and residential mortgage-backed securities that are not financed to maturity at acquisition may be diminished during periods of mortgage finance market illiquidity, such as was experienced in 1998. Additionally, if market conditions deteriorate resulting in substantial declines in value of these securities, sufficient capital may not be available to support the continued ownership of such investments, requiring these securities to be sold at a loss.

LYTLE EMPLOYMENT AGREEMENT

     Mr. Lytle is a party to an employment agreement with Capstead executed as of August 1, 1992 and initially expiring on December 31, 1995. The employment agreement is subject to automatic one year extensions of the then remaining term commencing on December 31, 1992 and on each December 31 thereafter, through December 31, 2006 (age 65), unless at least 180 days prior to any such December 31, we give notice that we do not wish to extend. Thus, on December 31, 1999, Mr. Lytle's employment agreement was automatically extended one additional year and will now expire on December 31, 2003.

     Mr. Lytle's employment agreement established a base salary for 1993 of $490,000, with automatic annual increases of 6% over the base salary to which Mr. Lytle was entitled under his employment agreement in the immediately preceding year. In some years, Mr. Lytle has voluntarily received a base salary below the amount to which he was otherwise entitled under his employment agreement. In 1999, Mr. Lytle requested and received a base salary of $520,000, although he was contractually entitled to receive a base salary of $695,074 under the terms of his employment agreement. Mr. Lytle has indicated that, for 2000, he will adhere to the terms of his employment agreement, which entitles him to a base salary in 2000 of $736,779. The compensation committee of the board of directors has agreed that Mr. Lytle is entitled to this base salary under the terms of his employment agreement. The compensation committee has also determined not to pay a bonus to Mr. Lytle in 1999.

     If Mr. Lytle terminates his employment for good reason in 2000, Mr. Lytle will be entitled to a lump-sum severance payment equal to three times the amount of his adjusted base salary as determined by a formula set forth in his employment agreement (which results in an adjusted base salary of $736,779 in 2000), plus an amount equal to three times the average of the two highest of his three most recent annual incentive compensation payments (which were $749,500 in 1997 and zero in 1998 and 1999), as well as benefits under our medical insurance, disability and health and accident plans for three years following such termination. "Good reason" is defined under Mr. Lytle's employment agreement to include (i) a change in control, as defined therein, (ii) certain changes in Mr. Lytle's duties or compensation, (iii) the failure of the board of directors to nominate Mr. Lytle to the positions of Chairman, Chief Executive Officer and President and (iv) action by Capstead to prevent the automatic extension of his employment agreement.

     If the Fortress proposal is adopted at the annual meeting and Mr. Edens is made Chairman and Chief Executive Officer, Mr. Lytle will have the right to terminate his employment agreement for good reason and is expected to do so. Based on Mr. Lytle's base salary in the year 2000 of $736,779 and the average of the two highest of his three most recent annual incentive compensation payments of $374,750, Mr. Lytle would be entitled to a lump-sum severance payment in the amount of $3,334,587 during 2000. Such severance payment will represent a non-recurring charge against operating results when incurred.

     In addition, if Fortress becomes the owner of preferred and common stock representing more than 25% of the combined voting power of Capstead, which could occur after the annual meeting, then Mr. Lytle can also terminate his employment agreement for good reason resulting from a change in control. If Mr. Lytle terminates his employment for good reason resulting from a change in control, Mr. Lytle will be entitled to receive an additional payment of approximately $357,665 representing Mr. Lytle's damages resulting from his loss of retirement plan benefits under his employment agreement to which he would be entitled through December 31, 2003.

     Based upon Mr. Lytle's rights under his employment agreement, which are expected to be triggered in the event that all four of the Fortress nominees are elected and Mr. Edens is appointed Chairman and Chief Executive Officer of Capstead, Mr. Lytle has an interest in the outcome of the vote on the election of directors.

VOTE REQUIRED FOR ELECTION

     The election of each nominee to the board of directors requires the affirmative vote of a plurality of the Common shares, Series C shares and Series D shares, voting together as a class, cast at the annual meeting. In addition, as determined by the Board of Directors and as described above, Messrs. Edens, Kauffman, Rubin and Whiting must receive the vote of a majority of the voting shares cast in the election of directors or none of them will qualify to serve as a director. Fortress, the sole holder of the Series C shares and Series D shares, has informed us that it intends to vote FOR each nominee named above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

                          REVERSE STOCK SPLIT PROPOSAL

GENERAL

     On January 31, 2000, the last reported sales price for our Common shares as reported on the New York Stock Exchange Composite Tape was $4.00 per share. We believe that the per share price of our Common shares has affected the marketability of the existing Common shares and increased the amount and percentage of transaction costs paid by individual stockholders. Accordingly, our board of directors has unanimously adopted resolutions approving, and recommending that stockholders authorize, an amendment of our charter to:

     - effect a one-for-two reverse split of our outstanding Common shares; and

     - provide for the payment in cash in lieu of fractional shares otherwise issuable in connection with the reverse split.

     There will be no change in the number of our authorized Common shares and no change in the par value of our Common shares.

     Approval of the amendment to our charter to effect the reverse stock split requires the affirmative vote of a majority of the outstanding Common shares, Series C shares, and Series D shares, voting together as a class, as of the record date. Between the time of stockholder approval and filing of the Articles of Amendment with the Maryland State Department of Assessments and Taxation, our board of directors may determine, as provided by Maryland law, to abandon the reverse stock split. Our board of directors would take this action only if it determined that the reverse split was no longer in the best interests of our stockholders.

REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL

     We believe that the anticipated price level of our Common shares from the reverse stock split will encourage greater interest in our Common shares by the financial community and the investing public. In addition, the structure of many trading commissions tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission payable on the sale of lower priced stock often can represent a higher percentage of the sales price than the commission on relatively higher-priced stock.

     Despite the anticipated benefits of the reverse stock split, it is possible that the liquidity of our Common shares could be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, there can be no assurance that the market price of the Common shares immediately after the reverse stock split will be approximately twice the market price of the Common shares immediately before the reverse stock split or that any increased market price can be maintained for any period of time after the reverse stock split.

EFFECT OF THE REVERSE STOCK SPLIT

     If the reverse stock split is approved at the annual meeting and becomes effective, the result would be that each holder of Common shares would receive one new Common share for each two Common shares held at the effective time of the reverse stock split, with the aggregate number of outstanding Common shares decreasing from approximately 45.7 million Common shares to approximately 22.9 million Common shares. Beginning at the effective time, each certificate representing old Common shares will be deemed for all corporate purposes to evidence ownership of new Common shares.

     No fractional shares or scrip would be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of Common shares not evenly divisible by two will be entitled, upon surrender of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the last sale price of the Common shares as reported on the New York Stock Exchange Composite Tape on the last trading day prior to the effective time of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive the fractional share payment described above.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Capstead is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each jurisdiction, unless we or the exchange agent have received correspondence concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

     If the reverse stock split is approved at the annual meeting and becomes effective, appropriate adjustments will be made with respect to the number of Common shares for which outstanding employee stock options are exercisable, and with respect to the conversion rates at which the shares of each class of our preferred stock may be converted into Common shares.

     If the reverse stock split is effected, the number of Common shares available for issuance will increase from 28.7 million to 64.3 million. Although not a factor in the decision of the board of directors to propose the reverse stock split, the increased number of authorized and unissued Common shares could be used by the board of directors as an anti-takeover defense. For example, if we were the subject of a hostile takeover attempt, we could try to impede the takeover by issuing available Common shares, thereby diluting the voting power of the other outstanding Common shares and increasing the potential cost of the takeover. Other than the change in control which might be deemed to occur if the stockholders elect all four of the Fortress nominees, we are not aware of any attempt, or contemplated attempt, to acquire control of Capstead, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective time of the reverse stock split, we will send a letter of transmittal to each stockholder of record at the effective time for use in transmitting certificates representing Common shares to our transfer agent and exchange agent, Norwest Bank Minnesota, N.A. The letter of transmittal will contain instructions for the surrender of old certificates to the exchange agent in exchange for certificates representing the appropriate number of whole new Common shares and a check in lieu of any fractional interest of a new Common share. No new certificates will be issued to a stockholder until that stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the exchange agent. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole new Common shares to which such stockholders are entitled as a result of the reverse stock split. Stockholders should not send their old certificates to the exchange agent until they have received the letter of transmittal. Notwithstanding whether a stockholder has failed to exchange old certificates for new certificates, any dividends declared by us in respect of the Common shares after the effective date of the reverse stock split will be on a per share basis as to the number of new Common shares to which such stockholder is entitled.

     If your Common shares are held on your behalf by a broker, bank or other nominee, the adjustment of your position will be handled in accordance with the procedures of The Depository Trust Company.

     On the record date, there were [          ] record holders and
approximately [          ] additional beneficial stockholders of our Common
shares. We believe the reverse stock split will not effect a material reduction in the number of holders of our Common shares.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the material federal income tax consequences of the reverse stock split to our stockholders. This discussion is based upon federal income tax laws as currently in effect, does not purport to be a complete discussion of such consequences and is not intended as tax advice to any person.

Accordingly, the stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the reverse stock split on their individual tax status.

     We believe that the reverse stock split will be a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, to the extent presently issued and outstanding common shares are exchanged solely for new Common shares. The new Common shares issued to each stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of Common shares held by such stockholder immediately prior to the reverse stock split, less the basis allocable to any fractional interest of a new Common share for which cash is received. A stockholder's holding period for new Common shares should include the holding period for Common shares exchanged therefor, provided that such Common shares were capital assets held by such stockholder at the effective time of the reverse stock split. The Internal Revenue Service has ruled that where a cash payment is paid in lieu of fractional interests and is not in the nature of bargained-for-consideration, the cash will generally be treated as a distribution in full payment in exchange for the fractional share. Thus, if the Common shares were capital assets held by such stockholder, capital gain or loss will be recognized measured by the difference between the cash received and the basis allocable to the fractional interest of the new Common share for which such cash was received. The capital gain or loss will be long-term capital gain or loss if the old Common shares had a holding period in excess of one year.

VOTE REQUIRED FOR APPROVAL

     The approval of the amendment to our charter to effect a one-for-two reverse split of our Common shares requires the affirmative vote of a majority of the Common shares, Series C shares and Series D shares, voting together as a class, outstanding as of the record date.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE REVERSE STOCK SPLIT PROPOSAL.

                                   MANAGEMENT

CURRENT MANAGEMENT

     The following table sets forth the names and ages of our current executive officers and directors and the positions held with Capstead by each individual:

NAME                                    AGE                   TITLE
----                                    ---                   -----
Ronn K. Lytle.........................  59    Chairman, Chief Executive Officer and
                                              President
Andrew F. Jacobs......................  40    Executive Vice President -- Finance
Phillip A. Reinsch....................  39    Senior Vice President -- Control
Robert R. Spears, Jr. ................  38    Senior Vice President -- Asset and
                                              Liability Management
Wesley R. Edens.......................  38    Director
Robert I. Kauffman....................  36    Director
Bevis Longstreth......................  65    Director
Paul M. Low...........................  68    Director
Harriet E. Miers......................  54    Director
William R. Smith......................  59    Director
John C. Tolleson......................  50    Director

     Andrew F. Jacobs has served as Executive Vice President -- Finance of Capstead since May 1999. From August 1998 to May 1999, he served as Executive Vice President -- Finance, Treasurer and Secretary. From March 1998 to August 1998, he served as Senior Vice President -- Asset and Liability Management. Prior thereto, he was Senior Vice President -- Control and Treasurer of Capstead from October 1991 to March 1998 and Secretary from August 1992 to March 1998. From July 1989 to September 1991, Mr. Jacobs served as Vice President -- Control and Treasurer of Capstead. Mr. Jacobs also served as Senior Vice President -- Control of Tyler Cabot Mortgage Securities Fund, Inc. from October 1991 until its merger into Capstead in December 1992, and as Vice President -- Control of Tyler Cabot from February 1989 to September 1991.

     Phillip A. Reinsch has served as Senior Vice President -- Control of Capstead since July 1998. From March 1993 to June 1998, he served as Vice President -- Control. Prior thereto, Mr. Reinsch was employed by Ernst & Young L.L.P., a national public accounting firm, from July 1984 to March 1993, last serving as Audit Senior Manager.

     Robert R. Spears, Jr. has served as Senior Vice President -- Asset and Liability Management of Capstead since February 1999. From April 1994 to February 1999, he served as Vice President -- Asset and Liability Management. Prior thereto, he was employed by NationsBanc Mortgage Corporation from 1990 to April 1994, last serving as Vice President -- Secondary Marketing Manager.

     Bevis Longstreth has served as a director since 1994. Mr. Longstreth retired in 1998 from the New York law firm of Debevoise & Plimpton, where he had been a partner since 1970. He was an Adjunct Professor of Law at Columbia University School of Law from 1995 until 1999. He served as Commissioner of the Securities and Exchange Commission from 1981 to 1984. He is a member of the board of AMVESCAP plc and of the College Retirement Equities Fund and serves as Chairman of the Finance Committee of the Rockefeller Family Fund and Chairman of the Investment Committee of the Nathan Cummings Foundation.

     Harriet E. Miers has served as a director since 1993. Ms. Miers has served as Co-Managing Partner of the Dallas law firm of Locke Liddell & Sapp LLP since January 1999. Prior thereto, she served as President of the Dallas law firm of Locke Purnell Rain Harrell from March 1996 to January 1999 and was a shareholder in the firm from 1978 to January 1999. Ms. Miers served as a member of the Dallas City Council from 1989 to 1991 and as President of the State Bar of Texas from 1992 to 1993. Ms. Miers is also Chair of the Texas Lottery Commission and serves on the Executive Board of the Southern Methodist University Law School.

     William R. Smith has served as a director since 1993. Mr. Smith has been Chairman and Chief Executive Officer of Smith Capital Management, Inc., an asset management firm, for more than the previous five years. He is on the Finance Committee of the Winthrop Rockefeller Foundation, the Investment Committee of the Navigators and is director and Chairman of the Investment Committee of the New Horizons Foundation.

     John C. Tolleson has served as a director since 1994. Mr. Tolleson is the Chief Executive Officer of The Tolleson Group, a Dallas-based private investment firm, and a managing director of Arena Capital Partners, LLC, a private equity fund. Mr. Tolleson is the former Chairman and Chief Executive Officer of First USA, Inc., which he founded in 1985. He is also a director of BankOne Corporation, Haggar Corporation and Viad Corporation. Mr. Tolleson also serves on the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University.

     Biographical information for Wesley R. Edens, Robert I. Kauffman, Paul M. Low and Ronn K. Lytle is set forth above under "Election of Directors -- Nominees."

BOARD OF DIRECTORS

     Ms. Miers and Messrs. Longstreth, Smith and Tolleson, who currently serve as directors, are not standing for reelection.

     During the year ended December 31, 1999, the board of directors held four regular meetings, three dividend meetings and two special meetings. No director attended fewer than 90 percent of all meetings of the board and the committees on which such director served.

     Directors who are not our employees or employees of our subsidiaries receive compensation at the rate of $30,000 annually and fees of $1,250 per meeting of the directors or of a committee and $500 for participation in telephonic meetings to declare dividends. In addition, directors are reimbursed for their expenses related to attending board or committee meetings.

     In accordance with the terms of our 1990 Directors' Stock Option Plan, each non-employee director (other than Messrs. Edens and Kauffman) was automatically awarded options on each of January 1, 1999 and 2000, which were immediately exercisable, to purchase 2,250 Common shares at an exercise price equal to the market price of the Common shares on the date of grant. On January 1, 2000, each non-employee director holding unexercised options also received dividend equivalent rights, or DERs, entitling them to receive additional Common shares at no cost upon exercise of outstanding options. Messrs. Edens and Kauffman declined to participate in the foregoing compensation programs. Directors who are not employees do not receive any other salaries, fees, commissions or bonuses from us, nor do they receive any separate compensation from any of our affiliates for their services on the board of directors or on committees of the board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of the board are reported to the board of directors, usually at its next meeting. The composition of each such committee will be changed by the new board if all four of the Fortress nominees are elected by the stockholders.

  Audit Committee

     The audit committee, composed of three non-employee directors, met twice during 1999. The functions of the audit committee include reviewing with management and our independent auditors our annual results of operations, our accounting and reporting policies and the adequacy of our internal controls. The audit committee also recommends to the board of directors the independent auditors to serve for the following year, approves the type and scope of services to be performed by the auditors and reviews the related costs. Ms. Miers chairs the audit committee, and Messrs. Longstreth and Smith are members.

  Compensation Committee

     The compensation committee, composed of three non-employee directors, met three times during 1999. The board of directors has delegated the following duties to the compensation committee:

     - review of our overall compensation philosophy and compensation structure to determine its appropriateness;

     - evaluation of the performance of our chief executive officer and recommendations with respect to base salary for the chief executive officer to the full board of directors;

     - review and approval of proposed amendments to our benefits plans;

     - administration of incentive compensation plans; and

     - review of the compensation arrangements of the board of directors.

     Mr. Smith chairs the compensation committee, and Messrs. Longstreth and Tolleson are members.

  Executive Committee

     The executive committee, composed of three directors, did not meet during 1999. During the intervals between meetings of the board of directors, the executive committee has all of the powers and authority of the board of directors in the management of our business and affairs, except for those powers which by law cannot be delegated by the board of directors. Mr. Low chairs the executive committee, and Messrs. Lytle and Tolleson are members.

  Nominating Committee

     The nominating committee, composed of three directors, met once during 1999. The nominating committee recommends to the board a slate of directors for election by the stockholders at each annual meeting. Stockholders wishing to recommend candidates for consideration by the nominating committee can do so by writing to our secretary at our offices in Dallas, Texas. Any such stockholder recommendation should give the candidate's name, biographical data and qualifications and should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Mr. Low chairs the nominating committee, and Mr. Lytle and Ms. Miers are members. As described above under "Election of Directors," the nominees for election at the annual meeting were nominated as provided in the Supplemental Agreement. Mr. O'Neil was recommended to the nominating committee by Messrs. Lytle and Low, and Messrs. Rubin and Whiting were recommended to the nominating committee by Messrs. Edens and Kauffman.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation for the executive officers of Capstead is administered under the direction of the Compensation Committee of the Board (the "Committee"), which currently consists of three independent directors. The Committee approves the compensation arrangements of all executive officers and the Chief Executive Officer (other than for base salary) (together, the "Named Executives") and submits its recommendations with respect to base salary for the Chief Executive Officer to the full Board of Directors.

     The following is the Committee's report in its role as reviewer of Capstead's executive pay programs on 1999 compensation practices for the executive officers of Capstead. The report and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY

     The philosophy behind Capstead's executive compensation programs is to attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The Committee believes that the uniqueness of Capstead's business, its strategic direction and the required caliber of employees needed to execute its strategy require that compensation be determined based on the following factors:

     - Responsibilities within Capstead.

     - Completion of individual business objectives established prior to the beginning of the year (which objectives may vary greatly from person to person).

     - Business unit and overall Company performance.

     - Amount, form and timing of prior compensation amounts.

     - Contributions toward executing the business strategy of Capstead.

The Committee believes that each of the above factors is important when determining compensation levels. No specific weighting or formula regarding such factors is used in determining compensation.

     For 1999, the primary components of Capstead's executive's compensation consist of: (i) base salaries; (ii) annual incentives; and (iii) other executive programs and benefits. Each element is described in more detail below.

  Base Salaries

     The Chief Executive Officer reviews base salaries annually utilizing the above factors and makes recommendations to the Committee. Any interim modifications to salaries are also based on the above factors and recommendations are made to the Committee.

  Annual Incentives

     Capstead currently maintains a Base Incentive Compensation Plan for all employees and has created an incentive pool (the "Incentive Pool") equal to a percentage of net income (the "Participation Percentage") above an 8 percent return on stockholders' equity ("ROE") from which Base Incentive Compensation is paid. The Participation Percentage for the Incentive Pool is currently set at
7.5 percent of net income above an 8 percent ROE. At the beginning of the each year, the Chief Executive Officer recommends to the Committee a quarterly distribution (payable April, July and October of the following year) of a portion of the Incentive Pool to the executives, including the Chief Executive Officer. Prior to the end of the year, the Chief Executive Officer makes his recommendation to the Committee for the fourth quarterly distribution from the Incentive Pool (payable in December of that year or in January of the following year), which amount may or may not exceed the previous quarterly award. Recommendations for distributions from the Incentive Pool are based on the same factors that are used in determining other elements of compensation as described above. Any amount remaining in the Incentive Pool after all distributions are made is carried over and may be used to make awards in subsequent years. The quarterly award can be terminated at any time by the Committee.

     Capstead eliminated its Profit Sharing Plan during 1999. The Profit Sharing Plan created a profit pool ("Profit Sharing Pool") equal to a percentage of net income above certain levels of ROE. All undistributed amounts in the Profit Sharing Pool were transferred to the Incentive Pool during 1999.

  Long-Term Incentives

     The Chief Executive Officer in the past from time to time has recommended and the Committee has granted long-term incentive grants for executive officers to the Committee under Capstead's Flexible Long-Term Incentive Plans. While the Committee believes that Capstead's key employees should have an ongoing stake in the long-term success of the business, in light of Capstead's performance during 1998, no grants were made during 1999.

  Other Executive Programs and Benefits

     Capstead maintains employee benefit plans in which all executive officers, including the Chief Executive Officer, participate. Capstead sponsors a 401(k) plan and nonqualified deferred compensation plan (together the "Plans") whereby Capstead matches employee contributions up to a preset percentage of the participant's compensation. Capstead may also make discretionary contributions into the Plans regardless of a participant's participation. Capstead believes its Plans are competitive with those of other companies in the Dallas market of comparable size and scope of business.

1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The same philosophies described above for executive compensation were used by the Committee to set, or in the case of base salary to recommend to the Board, the compensation of Mr. Ronn K. Lytle, Chairman, Chief Executive Officer and President.

  Base Salary

     At the request of Mr. Lytle, the Committee recommended and the Board agreed that Mr. Lytle's base salary for 1999 would be reduced from $695,074, as provided for in his employment agreement, to $520,000. For 2000, Mr. Lytle has indicated that he will adhere to the terms of his employment agreement, which entitles him to a base salary of $736,779. The Committee and the board of directors have agreed that Mr. Lytle is entitled to this base salary under the terms of his employment agreement.

  Annual Incentives

     Mr. Lytle did not receive any incentive compensation for the year ended
1999.

  Long-Term Incentives

     Mr. Lytle did not receive any long-term incentive grants for the year ended 1999.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to the chief executive officer or any of the four most highly compensated other executive officers. The Committee's policy on deductibility is generally to develop compensation plans which provide for the payment of compensation that is tax deductible to Capstead, while recognizing that the legitimate interest of Capstead and its stockholders may at times be better served by compensation arrangements which are not tax deductible.

     Mr. Lytle's total compensation during 1999 did not exceed $1 million.

CONCLUSION

     Executive compensation at Capstead is subject to considerable focus by the Committee, the Board of Directors and senior management. The Committee believes that Capstead's compensation programs and other benefits produces a strong attraction and motivation for its executive officers and helps align their interests with those of Capstead's stockholders.

                                                      William R. Smith, Chairman

                                                                Bevis Longstreth

                                                                John C. Tolleson

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on our Common Shares, with the cumulative total return of the S&P 500 Stock Index and the Russell 2000 Stock Index for the five years ended December 31, 1999, assuming the investment of $100 on December 31, 1994 and the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 CAPSTEAD MORTGAGE CORPORATION COMMON STOCK AND
                      S&P 500 AND RUSSELL 2000 STOCK INDEX

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------
                               12/31/94       12/31/95       12/31/96       12/31/97       12/31/98       12/31/99
---------------------------------------------------------------------------------------------------------------------
 Capstead                      $100.00        $222.34        $388.98        $359.07        $ 80.69        $ 92.73
 S&P 500                       $100.00        $134.11        $166.30        $225.49        $289.93        $350.93
 Russell 2000                  $100.00        $126.21        $144.84        $174.56        $168.54        $201.61

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     For purposes of this proxy statement a "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

     (i) Voting power which includes the power to vote, or to direct the voting of, Common shares, Series C shares or Series D shares; and/or

     (ii) Investment power which includes the power to dispose, or to direct the disposition, of Common shares, Series C shares or Series D shares.

     Security Ownership of Management. The following table sets forth the ownership of Common shares, both beneficially and of record, both individually and in the aggregate, by each director, director nominee and executive officer of Capstead, and by all directors and executive officers as a group, as of the close of business on January 31, 2000.

                                                                  NUMBER OF
                                                                COMMON SHARES      PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   OF CLASS
------------------------                                      ------------------   --------
Wesley R. Edens(1).........................................       10,756,000         19.0
Robert I. Kauffman(1)......................................       10,756,000         19.0
Bevis Longstreth(2)........................................           54,368         *
Paul M. Low(3).............................................          124,153         *
Ronn K. Lytle(4)...........................................        1,201,064          2.6
Harriet E. Miers(5)........................................           43,822         *
William R. Smith(6)........................................           71,572         *
John C. Tolleson(7)........................................           29,293         *
Michael G. O'Neil(8).......................................            3,027         *
Howard Rubin...............................................               --           --
Mark S. Whiting............................................               --           --
Andrew F. Jacobs(9)........................................          358,111         *
Phillip A. Reinsch(10).....................................           79,288         *
Robert R. Spears, Jr(11)...................................           79,021         *
All directors and executive officers as a group (14
  persons).................................................       12,799,719         22.1

---------------

  *  Denotes less than 1% of the outstanding Common shares.

 (1) Neither Mr. Edens nor Mr. Kauffman directly owns any securities of Capstead. However, by reason of their status as directors and officers of Fortress, they may be deemed to be the beneficial owners of the Series C shares and Series D shares and the 10,756,000 Common shares issuable upon the conversion of the Series C shares and Series D shares. Mr. Edens and Mr. Kauffman expressly disclaim beneficial ownership of any Common shares, Series C shares or Series D shares.

 (2) Includes (i) options to purchase 29,293 Common shares and (ii) 12,767 Common shares held in a limited partnership of which he and his wife are the general partners and grantor trusts for his children are the limited partners.

 (3) Includes (i) options to purchase 13,816 Common shares, (ii) 18,842 Common shares that would be received upon conversion of 25,000 Series B shares, and (iii) 1,507 Common shares that would be received upon conversion of 2,000 Series B shares held in trust for Mr. Low's son. Mr. Low is settlor and trustee of this trust and has voting and dispositive power over the shares but expressly disclaims beneficial ownership.

 (4) Includes (i) options to purchase 849,125 Common shares and (ii) 23,298 Common shares held in trust for Mr. Lytle's children. Mr. Lytle is settlor and trustee of this trust and has voting and dispositive power over the shares but expressly disclaims beneficial ownership.

 (5) Includes (i) options to purchase 32,892 Common shares and (ii) 1,125 Common shares held by Ms. Miers' mother. Ms. Miers holds her mother's power of attorney but expressly disclaims beneficial ownership.

 (6) Includes options to purchase 32,892 Common shares.

 (7) Includes options to purchase 29,293 Common shares.

 (8) Includes 565 Common shares that would be received upon conversion of 750 Series B shares.

 (9) Includes options to purchase 308,000 Common shares.

(10) Includes options to purchase 65,936 Common shares.

(11) Includes options to purchase 58,000 Common shares.

     Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of Common shares, Series C shares and Series D shares, both beneficially and of record, for the persons known by us to be beneficial owners of more than 5% of each such class of shares outstanding, as of the close of business on January 31, 2000.

                                       NUMBER OF                 NUMBER OF
                                         COMMON                   SERIES C               NUMBER OF
                                         SHARES       PERCENT      SHARES      PERCENT   SERIES D    PERCENT
                                      BENEFICIALLY      OF      BENEFICIALLY     OF       SHARES       OF
NAME OF BENEFICIAL OWNER                 OWNED         CLASS       OWNED        CLASS      OWNED      CLASS
------------------------              ------------    -------   ------------   -------   ---------   -------
Fortress Cap LLC
  1301 Avenue of the Americas
  42nd Floor
  New York, New York 10019(1).......   10,756,000(2)   19.0%     5,378,000      100.0%   5,378,000    100.0%

---------------

(1) Such information is derived solely from a Schedule 13D filed with the Securities and Exchange Commission on January 12, 2000 by Fortress Cap LLC (the owner of record of the Series C shares and Series D shares), Fortress Registered Investment Trust, Fortress Investment Fund LLC and Fortress Principal Investment Holdings LLC. Fortress Cap LLC is wholly-owned by its sole member, Fortress Registered Investment Trust. Certain additional persons and entities named in the Schedule 13D, including Messrs. Edens and Kauffman, may also be deemed to be beneficial owners of the Series C shares and Series D shares (and the Common shares issuable upon the conversion of the Series C shares and Series D shares). All such persons and entities disclaim beneficial ownership of such shares.

(2) Consists of 10,756,000 Common shares issuable upon conversion of the Series C and Series D shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements were complied with.

                             EXECUTIVE COMPENSATION

     Our direction and policies are established by the board of directors and implemented by the Chief Executive Officer. The Summary Compensation Table below shows certain compensation information for the Chief Executive Officer and the three other most highly compensated executive officers for services rendered in all capacities during the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                            ANNUAL COMPENSATION            COMPENSATION
                                                        ---------------------------   ----------------------
                                                           OTHER          TOTAL       RESTRICTED
                                                           ANNUAL         ANNUAL        STOCK                   ALL OTHER
NAME AND                            SALARY     BONUS    COMPENSATION   COMPENSATION     AWARDS      OPTIONS    COMPENSATION
PRINCIPAL POSITION           YEAR     ($)       ($)         ($)            ($)           ($)          (#)          ($)
------------------           ----   -------   -------   ------------   ------------   ----------   ---------   ------------
Ronn K. Lytle..............  1999   520,000         0           0         520,000             0           0       55,500(c)
  Chairman, Chief Executive  1998   622,500         0     167,945(a)      790,445             0     400,000      116,479(c)
  Officer and President      1997   620,000   749,500     148,159(a)    1,517,659     2,445,900(b)  205,107      134,176(c)
Andrew F. Jacobs...........  1999   285,500    88,000           0         373,500             0           0       17,686(c)
  Executive Vice
    President --             1998   247,708   112,000      45,092(a)      404,800             0     135,000       17,150(c)
  Finance                    1997   190,000   176,500      41,095(a)      407,595       629,940(b)   63,652       17,255(c)
Phillip A. Reinsch.........  1999   156,000    37,600           0         193,600             0           0       10,513(c)
  Senior Vice President --   1998   135,000    42,360      14,170(a)      191,530             0      22,000       10,671(c)
  Control                    1997   104,042    32,380      16,191(a)      152,613       183,540(b)   17,871        7,975(c)
Robert R. Spears, Jr. .....  1999   170,000   126,000           0         296,000             0           0       11,102(c)
  Senior Vice President --   1998   150,000   114,500      11,694(a)      276,194             0      24,000       13,856(c)
  Asset and Liability        1997   142,000   138,400      20,189(a)      300,589       114,420(b)   13,966       13,384(c)
  Management

---------------

(a) Includes dividends paid on unvested shares of restricted stock. See footnote (b). None of the dividends paid were deemed preferential.

(b) Amount includes the fair market value at the date of grant of shares of restricted stock issued pursuant to the restructuring of long-term incentive compensation on January 2, 1998, which was reported as a 1997 transaction. The shares were scheduled to vest 20 percent per year over five years, provided we attained certain performance goals. As a result of the sale of the mortgage banking operations in December 1998, which constituted a change in control according to the terms of our 1994 Flexible Long-Term Incentive Plan, all unvested shares vested in full on December 31, 1998. All awards of restricted stock were made pursuant to our 1994 Flexible Long-Term Incentive Plan.

(c) Amount includes matching contribution by Capstead of 50 percent of a participant's voluntary contribution of up to a maximum of 6 percent of a participant's compensation pursuant to the 401(k) plan adopted October 1993. Amount also includes matching contribution by Capstead of a portion of the participant's voluntary contribution to a nonqualified deferred compensation plan adopted July 1994. Additionally, the amount includes a discretionary contribution made to all employees into the qualified and nonqualified plans of 3 percent of a participant's compensation regardless of participation in the above noted plans. All Capstead contributions are subject to certain vesting requirements.

OPTION GRANTS

     There were no grants of stock options made to the executives named above during the fiscal year ended 1999.

OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     No options were exercised by the executives named above during 1999, therefore the columns for "Shares Acquired on Exercise" and "Value Realized" have been omitted. The columns for "Value of Unexercised In-the-Money Options at Fiscal Year End-Exercisable and Unexercisable" have been omitted from the table since the various exercise prices exceeded the fair market value of the underlying stock on December 31, 1999, which was $4.1875 per share, for both exercisable and unexercisable options.

                         FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING
                                                                  UNEXERCISED OPTIONS
                                                                  AT FISCAL YEAR END
                                                              ---------------------------
NAME                                                          EXERCISABLE   UNEXERCISABLE
----                                                          -----------   -------------
Ronn K. Lytle...............................................    849,125           0
Andrew F. Jacobs............................................    308,000           0
Phillip A. Reinsch..........................................     65,936           0
Robert R. Spears, Jr. ......................................     58,000           0

EMPLOYMENT AGREEMENT

     Mr. Lytle is a party to an employment agreement with Capstead executed as of August 1, 1992. See "Election of Directors -- Lytle Employment Agreement" above.

                              SEVERANCE AGREEMENTS

     We have entered into a Severance Payment Agreement with each of our employees other than Mr. Lytle as of December 9, 1999. Pursuant to these agreements, in the event that an individual's employment with us is terminated by us for any reason other than those described below, that employee will receive a severance payment based upon his or her title and the number of years of service with us at the time of termination. The severance payment will be calculated as set forth below:

TITLE                              YEARS OF SERVICE               SEVERANCE PAY
-----                            ---------------------   -------------------------------
Executive Vice President         Five or more            Two year's base annual salary
Senior Vice President and        Five or more            One and one-half year's base
  Vice President                                         annual salary
Assistant Vice President and     Five or more            One year's base annual salary
  all other employees
All officers and                 Fewer than five years   Six-month's base annual salary
  all employees

     An employee will not be entitled to any severance payment under the Severance Payment Agreement if:

     - the employee voluntarily terminates his or her employment, other than because of a reduction in that employee's base salary or a relocation of that employee that requires travel from his or her primary residence to such new location, an additional 50 or more miles each way;

     - the employee fails to return to work following an approved leave of absence; or

     - we terminate the employee for cause.

                             STOCKHOLDER PROPOSALS

     The proxies intend to exercise their discretionary authority to vote on any stockholder proposals submitted at the 2000 annual meeting as permitted by Rule 14a-4(c) promulgated under the Securities Exchange Act or 1934, as amended. Any stockholder proposal to be presented at the 2001 annual meeting of stockholders must have been received at our principal office no later than November 7, 2000 in order to be included in the proxy statement and form of proxy for such meeting. As to any proposal that a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2000 annual meeting of stockholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed not later than January 19, 2001. Even if the proper notice is received on or prior to January 19, 2001, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

                              INDEPENDENT AUDITORS

     During the year ended 1999, Capstead engaged Ernst & Young LLP to provide it with audit and tax services. Services provided included the examination of annual financial statements, limited review of unaudited quarterly financial information, review and consultation regarding filings with the Securities and Exchange Commission and the Internal Revenue Service, assistance with management's evaluation of internal accounting controls, consultation on financial and tax accounting and reporting matters, and verification procedures as required by collateralized mortgage securities indentures. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. You can also refer to our website at www.capstead.com

     We have supplied all information contained in this proxy statement relating to Capstead. Fortress has provided all such information relating to Fortress. PaineWebber has provided all such information relating to the opinion which they delivered to Capstead.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE ELECTION OF DIRECTORS AND THE REVERSE STOCK SPLIT PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 6, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO THE STOCKHOLDERS NOR THE ELECTION OF THE NOMINEES DESCRIBED HEREIN OR THE CONSUMMATION OF THE REVERSE STOCK SPLIT WILL CREATE ANY IMPLICATION TO THE CONTRARY.

INVESTMENT BANKING DIVISION

PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019
212 713-2000

                                                              [PaineWebber Logo]
December 9, 1999

Board of Directors
Capstead Mortgage Corporation
8401 North Central Expressway, Suite 800
Dallas, TX 75225

Gentlemen:

     Capstead Mortgage Corporation (the "Company") and Fortress Investment Group and its affiliates ("Fortress") propose to enter into an agreement dated December 9, 1999 (the "Agreement") pursuant to which, among other things, the Company will issue 5,378,000 shares of its Series C Convertible Preferred Stock and 5,378,000 shares of its Series D Convertible Preferred Stock to Fortress for which the Company will receive cash consideration of $51.2 million (the "Fortress Transaction"). The Fortress Transaction is expected to be consummated in several steps beginning on December 9, 1999. The Fortress Transaction is expected to be considered by the stockholders of the Company at a special stockholders' meeting to be held in early 2000.

     You have asked us whether or not, in our opinion, the Fortress Transaction is fair, to the Company, from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the fiscal years ended December 31, 1998 and December 31, 1997 and the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1999;

          (2) Reviewed interim financial information of the Company for the period ended November 12, 1999;

          (3) Reviewed Fortress' Annual Report and related financial information for the fiscal year ended December 31, 1998;

          (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Fortress, furnished to us by the Company and Fortress, respectively;

          (5) Conducted discussions with members of senior management of the Company and Fortress concerning their respective businesses and prospects;

          (6) Reviewed the historical market prices and trading activity for the Company's shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

          (7) Compared the financial performance and results of operations of the Company with those of certain companies which we deemed to be relevant;

          (8) Considered the pro forma effect of the Fortress Transaction on the Company's earnings and book value per share;

          (9) Reviewed the following documents related to the Agreement: the Series C and Series D Convertible Preferred Stock Purchase Agreement, the Supplemental Agreement to the Stock Purchase

     Agreement, the Registration Rights Agreement and the Articles Supplementary for the Series C and Series D Convertible Preferred Stock; and

          (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information publicly available, supplied or otherwise communicated to us by the Company and Fortress, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and Fortress as to the future performance of the Company and Fortress, respectively. We have also relied upon assurances of the management of the Company and Fortress, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Fortress, nor have we been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company and Fortress are as set forth in the consolidated financial statements of the Company and Fortress, respectively.

     This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Fortress Transaction. This opinion does not address the relative merits of the Fortress Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Fortress Transaction or the decision of the Board of Directors of the Company to proceed with the Fortress Transaction. No opinion is expressed herein as to the price at which the securities to be issued in the Fortress Transaction may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and Fortress for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     PaineWebber Incorporated will be receiving a fee in connection with the rendering of this opinion. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Company and have received fees for rendering these services. PaineWebber has also been engaged by the Company to act as a Dealer-Manager for a proposed self-tender offer which is expected to commence upon announcement of the Fortress Transaction.

     On the basis of, and subject to the foregoing, we are of the opinion that the Fortress Transaction, taken as a whole, is fair to the Company from a financial point of view.

     This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Fortress Transaction and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement related to the Fortress Transaction.

                                            Very truly yours,

                                            /s/ PAINEWEBBER INCORPORATED

                              [Form of Proxy Card]
       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
                        OF CAPSTEAD MORTGAGE CORPORATION

       Proxy for Annual Meeting of Stockholders to be held April 20, 2000

         The undersigned, a stockholder of Capstead Mortgage Corporation, a Maryland corporation, hereby appoints Ronn K. Lytle and Andrew F. Jacobs, as Proxies, each with the power of substitution to vote the shares of common stock, $0.56 Cumulative Convertible Preferred Stock, Series C, and/or $0.40 Cumulative Convertible Preferred Stock, Series D, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Capstead Mortgage Corporation to be held at 9:00 a.m., Dallas time, on April 20, 2000 at 8401 North Central Expressway, Suite 800, Dallas, Texas and at any adjournment thereof. I hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement dated March 6, 2000.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR NAMED HEREIN, "FOR" THE AMENDMENT TO CAPSTEAD'S CHARTER TO EFFECT A ONE-FOR-TWO REVERSE STOCK SPLIT AND, IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS THEREOF.


                         DO NOT FOLD, STAPLE OR MUTILATE



If you have any questions concerning the completion of this Proxy Card, please call ( ) ____-_______ for assistance.


                        PLEASE VOTE YOUR PROXY PROMPTLY!
             (continued and to be signed and dated on reverse side)

                                                            COMPANY #

                                                            CONTROL #

VOTE BY TELEPHONE
1-800-240-6326

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 3-digit company number and 7-digit control number, which are located in the upper right hand corner of this card. Then follow the simple instructions given over the phone.

VOTE BY INTERNET
http://www.eproxy.com/cmo/

Use the internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 3-digit company number and 7-digit control number, which are located in the upper right hand corner of this card.

VOTE BY MAIL
POSTAGE-PAID ENVELOPE PROVIDED

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided.

[CAPSTEAD LOGO]

                              *PLEASE DETACH HERE*

NOTE: IF VOTING BY TELEPHONE OR INTERNET

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. The deadline for telephone or internet voting is 1:00 p.m. EST, on April 19, 2000.

PROPOSAL I:        The election of Wesley R. Edens, Robert I. Kauffman, Paul M.
                   Low, Ronn K. Lytle, Michael G. O'Neil, Howard Rubin and Mark
                   S. Whiting to the board of directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.


                  [ ] FOR all nominees listed     [ ] WITHHOLD AUTHORITY for all
                      above                           nominees listed above

         INSTRUCTION: to withhold authority to vote for any individual nominee or nominees, write the appropriate name or names in the space provided here.



PROPOSAL II:       Approval of an amendment to Capstead's charter to effect a one-for-two reverse split of Capstead's common stock.


          [ ]  FOR                 [ ]    AGAINST                 [ ]    ABSTAIN


In the discretion of such Proxies, upon such other business as may properly come before the annual meeting or any adjournments thereof, including any matter of which Capstead did not receive timely notice as provided by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

CAPSTEAD BELIEVES THAT PROPOSALS I AND II ARE IN THE BEST INTERESTS OF THE CORPORATION AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF PROPOSALS I AND II.

        Proxy Number              Class of Stock                Number of Shares


                                      Dated:                               ,2000
                                            -------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                            (Signature of Stockholder(s))


                                            (NOTE: If voting by mail, please
                                            sign exactly as your name(s) appear
                                            on the label. If more than one name
                                            appears, all persons so designated
                                            should sign. When signing in a
                                            representative capacity, please give
                                            your full title.)

                                            [ ] I plan to attend the meeting.


                   Please return promptly in the enclosed envelope, which requires no postage if mailed in the U.S.A.